                                                                   Exhibit 10.63




                              TRAVELBYUS.COM LTD.



                                    - and -




                       J. MICHAEL LONDON, SHEILA LONDON,
                 KRYCH MANAGEMENT SERVICES, LLC., DAVID KRYCH,
                       PROSOFT CORPORATION, WALTER GRANT,
                         AMBRAW ASPHALT MATERIALS, INC.
                       ROBERT P. AND TERESA M. HOHENSTEIN
                            DAN E. AND KAY HORNSBY,
                       KENNETH M. AND LORI A. KAVANAUGH,
                      ROSILYN MANCINELLI, MICHAEL GIBBORE,
                    CHRISTOPHER E. McATEER AND JOSEPH LESKO




                             ACQUISITION AGREEMENT

                              SEPTEMBER 14,  2000



                         Cassels Brock & Blackwell LLP
                            Scotia Plaza, Suite 2100
                              40 King Street West
                                Toronto, Ontario
                                    M5H 3C2

THIS ACQUISITION AGREEMENT is made as of the 14th day of September, 2000,


A M O N G :

          TRAVELBYUS.COM LTD., a corporation incorporated pursuant to the laws of the Province of Ontario ("Travelbyus")

          - and -

          J. MICHAEL LONDON and SHEILA LONDON being individuals normally resident and domiciled in the State of California (the "Londons")

          -and-

          DAVID KRYCH being an individual normally resident and domiciled in the State of Texas ("David Krych")

          -and-

          KRYCH MANAGEMENT SERVICES, LLC., a limited liability company organized under the laws of the State of Texas ("Krych")

          -and-

          PROSOFT CORPORATION, a corporation incorporated pursuant to the laws of the State of California ("ProSoft")

          -and-

          WALTER GRANT, being an individual normally resident and domiciled in the State of Alabama ("Grant")

          -and-

          AMBRAW ASPHALT MATERIALS, INC., a corporation incorporated pursuant to the laws of the State of Indiana ("Ambraw")

          -and-

          ROBERT P. AND TERESA M. HOHENSTEIN, being individuals normally resident and domiciled in the State of Arizona (the "Hohensteins")

          -and-

          DAN E. AND KAY HORNSBY, being individuals normally resident and domiciled in the State of Arizona (the "Hornsbys")

          -and-

          KENNETH M. AND LORI A. KAVANAUGH, being individuals normally resident and domiciled in the State of Arizona (the "Kavanaughs")

          -and-

          ROSILYN MANCINELLI, an individual normally resident and domiciled in the State of California ("Mancinelli")

          -and-

          CHRISTOPHER E. McATEER, being an individual normally resident and domiciled in the State of California ("McAteer")

          -and-

          JOSEPH LESKO, being an individual normally resident and domiciled in the State of California ("Lesko")

          -and-

          MICHAEL GIBBORE, being an individual normally resident and domiciled in the State of California ("Gibbore")

RECITALS:

A. Travelbyus and Michael London executed the LOI (as hereinafter defined) pursuant to which, among other things, Travelbyus agreed to purchase 100% of the issued and outstanding shares in the capital of SiteRabbit (as hereinafter defined);

B. The parties hereto are desirous of entering into this Agreement to consummate the transactions contemplated in the LOI; and

C. This Agreement contemplates a voluntary stock exchange under section 368(1)(B) of the IRC whereby the Sellers will receive voting shares of Travelbyus.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged) the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions- Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

     "Act" means the Business Corporations Act, Ontario in effect on the date hereof.

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Targets and recorded as receivable in the Books and Records of the Targets and any other amount due to the Targets including any refunds and rebates and the benefit of all security (including cash deposits), guarantees and other collateral held by the Targets.

     "Accrued Liabilities" means any and all accrued liabilities of the Targets incurred in the ordinary course of business, including accruals for vacation pay, customer rebates and allowances for product returns.

     "Additional Shares" has the meaning ascribed thereto in section 3.2.

     "Affiliate" has the meaning ascribed thereto in the Act.

     "Agreement" means this Acquisition Agreement, including all schedules and all instruments supplementing, amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement.

     "Ambraw" means Ambraw Asphalt Materials, Inc.

     "arm's length" means arm's length as defined in the Tax Act.

     "Associate" has the meaning ascribed thereto in the Act.

     "Average Daily Closing Price" has the meaning ascribed thereto in section 3.2.

     "Aviation" means Aviation Group, Inc.

     "Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, registered or unregistered, funded or unfunded, which the Targets are a party to or bound by or under which the Targets have any liability or contingent liability, relating to:

     (a) retirement savings or pension plans, including without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan or supplemental pension or retirement plan; or

     (b) any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of the Employees or former Employees of the Targets, individuals working on contract with them or other individuals providing services to them of a kind normally provided by employees and all statutory plans with which the Targets are required to comply.

     "Blue Sky Laws" has the meaning ascribed therein in section 4.12.

     "Books and Records" means all books and records of the Targets, including without limitation, all data and information stored on computer-related media.

     "Business" means the business currently and heretofore carried on by the Targets, being the sale of corporate charters and travel club memberships, and the development of software for Internet applications.

     "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Toronto are open for business during normal banking hours.

     "Claims" means any claim, demand, action, suit, litigation, arbitration, investigation, proceeding, cause of action, damage, loss, cost, liability or expense, including without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

     "Closing" means the completion of the Transaction under this Agreement.

     "Closing Date" means the 14th day of September, 2000, or such other date as the Parties may agree in writing as the date upon which Closing shall take place.

     "Closing Time" means 10:00 a.m. Toronto time on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which Closing shall take place.

     "Collective Agreements" means the collective agreements by which the Targets are bound and all related documents including all benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligations upon the Targets or which set out the understanding of the parties with respect to the meaning of any provisions of such collective agreements.

     "Competitive Business" has the meaning ascribed thereto in section 11.2.

     "Contracts" means all contracts, indentures, mortgages, obligations, instruments, licences, leases, agreements, commitments, entitlements and engagements of the Targets whether written or oral and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied).

     "control" has the meaning ascribed thereto in the Act.

     "Corporate Sellers" means ProSoft, Krych and Ambraw.

     "CVP" means Cruise Vacation Professional, Inc.

     "David Krych" means David Krych.

     "Deposit" means the sum of US$100,000 previously advanced by Travelbyus to SiteRabbit pursuant to the LOI.

     "Employees" means all persons employed by the Targets.

     "Employment Agreements" mean the three employment agreements to be executed by J. Michael London and SiteRabbit, Michael Gibbore and SiteRabbit and Alex Franke and SiteRabbit contemporaneous herewith.

     "Encumbrance" means any and all mortgages, pledges, liens, charges, security interests, adverse claims, demands, voting trusts, proxies and encumbrances of whatsoever nature and howsoever incurred.

     "Environment" means the environment or natural environment as defined in any Environmental Law and includes without limitation, air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace.

     "Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of the Targets or their respective assets and includes without limitation, any sewer surcharge agreement.

     "Environmental Laws" means all Laws relating in whole or in part, to the protection of the Environment, product liability and employee and public health and safety and includes without limitation, Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, Release and disposal of Hazardous Substances.

     "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by the Targets.

     "Fixed Assets" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, parts, tools, jigs, discs, moulds, patterns and tooling, spare parts owned or used or held by the Targets, including without limitation, those in storage or in transit and other tangible property and facilities used by the Targets whether located in or on the premises of the Targets or elsewhere, including the assets listed and described in Schedule 5.14.

     "Gibbore" means Michael Gibbore.

     "Governmental Authority" means any federal, state, foreign or local government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

     "Governmental Authorization" means all authorizations, approvals, orders, consents or filings, including Environmental Approvals, licences or permits issued to the Targets by any Governmental Authorities.

     "Grant" means Walter Grant.

     "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law.

     "Hohensteins" means Robert P. and Teresa M. Hohenstein.

     "Hornsbys" means Dan E. and Kay Hornsby.

     "Individual Sellers" means collectively, the Londons, Grant, the Hohensteins, the Hornsbys, the Kavanaughs, Gibbore, Mancinelli, McAteer and Lesko.

     "Intellectual Property" means all patents, copyrights, trade-marks, trade-names, industrial designs, proprietary information, trade secrets, know-how, domain names, domain registrations and all other intellectual property owned by, licensed to or used by the Targets, including applications and registrations for any of the foregoing and renewals, divisions, extensions and reissues, where applicable, pertaining thereto.

     "Inventories" means all inventories of every kind and nature and wheresoever situate owned by the Targets including without limitation, all inventories of raw materials, work-in progress, finished goods, operating supplies, packaging materials, travel credits and media credits.

     "IRC" means Internal Revenue Code.

     "Kavanaughs" means Kenneth M. and Lori A. Kavanaugh.

     "Krych" means Krych Management Services, LLC.

     "Laws" means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

     "Lesko" means Joseph Lesko.

     "LOI" means that certain letter of intent dated as of July 17, 2000 as amended July 21, 2000, August 4, 2000 between J. Michael London and Travelbyus.

     "Londons" means J. Michael London and Sheila London.

     "Management Sellers" means J. Michael London, David Krych and Krych.

     "Mancinelli" means Rosilyn Mancinelli.

     "Material Contract" means; (a) the Equipment Contracts, Real Property Leases and Benefit Plans; (b) any other Contract involving aggregate annual payments to or by the Targets in excess of $25,000; (c) any commitment to or by the Targets that may reasonably extend beyond one year which does not terminate or cannot be terminated without penalty on less than three months' notice; and (d) any Contract which is outside the ordinary course of business of the Targets.

     "McAteer" means Christopher E. McAteer.

     "Non-Arm's Length Person" means a Person who is not at arm's length to the Party in question.

     "Notice" has the meaning ascribed thereto in section 12.3.

     "Other Amounts" has the meaning ascribed thereto in section 10.2.

     "Parties" means Travelbyus and the Sellers and "Party" means any one of them.

     "Person" means any individual, sole proprietorship, partnership, unincorporated association, corporation, limited liability company, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

     "ProSoft" means ProSoft Corporation.

     "Purchased Shares" means 450,458 common shares in the capital of SiteRabbit, held by the Sellers as set forth in Schedule "A" attached hereto.

     "Real Property" means collectively, those premises described on Schedule 5.21.

     "Real Property Leases" means those leases, subleases, agreements to lease, tenancy agreements, rights of occupation, licenses and other agreements relating to the Real Property.

     "Reference Date" has the meaning ascribed thereto in section 3.2.

     "Release" has the meaning prescribed in any Environmental Law and includes without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement.

     "Remedial Order" means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes without limitation, any order requiring any remediation or clean-up of any Hazardous Substance or requiring that any Release or any other activity be reduced, modified or eliminated.

     "SEC" means the Securities and Exchange Commission.

     "Sellers" means the Corporate Sellers and the Individual Sellers.

     "SiteRabbit" means SiteRabbit.com Inc.

     "SiteRabbit Balance Sheet" means the consolidated balance sheet of SiteRabbit as at June 30, 2000, forming part of the SiteRabbit Financial Statements for the last completed fiscal year of SiteRabbit.

     "SiteRabbit Financial Statements" means the consolidated balance sheet of SiteRabbit as at June 30, 2000 and the accompanying statement of earnings, retained earnings and statement of cash flow for the period then ended, copies of which are attached as Schedule 5.7.

     "Targets" means SiteRabbit and CVP.

     "Tax Act" means the Internal Revenue Code, 1986, as amended.

     "Tax Returns" means and includes without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes payable by the Targets.

     "Taxes" means and includes without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including without limitation, those levied on or measured by or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and federal and other government pension plan premiums.

     "Transaction" means the transaction of purchase and sale contemplated by this Agreement.

     "Travelbyus" means Travelbyus.com Ltd.

     "Travelbyus Shares" has the meaning ascribed thereto in section 3.1.

     "UCC" has the meaning ascribed thereto in section 4.11.

     "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

     "WSE" means the Winnipeg Stock Exchange.

1.2  Certain Rules of Interpretation - In this Agreement and the Schedules:

     (a) Time - time is of the essence in the performance of the Parties' respective obligations.

     (b) Currency - unless otherwise specified, all references to money amounts are to United States currency.

     (c) Headings - the descriptive headings of Articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or sections.

     (d) Singular, etc. - the use of words in the singular or plural or with a particular gender shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits.

     (e) Consent - whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

     (f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and by including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

     (g) Business Day - whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next Business Day following such day.

1.3 Knowledge - In this Agreement, any reference to the knowledge of a Party shall mean to the best of the knowledge, information and belief of the Party after reviewing all relevant records.

1.4 Entire Agreement - This Agreement together with the other agreements and documents to be delivered pursuant to this Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including without limitation, the LOI) and there are no warranties, representations or other agreements among the Parties in connection with the Transaction except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

1.5 Applicable Law and Attornment - This Agreement shall be construed in accordance with the laws of the State of California and shall be treated in all respects as a California contract.

1.6 Accounting Principles - Except as provided herein, in this Agreement all references to generally accepted accounting principles means to principles recommended, from time to time, by the American Institute of Certified Public Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned thereto in accordance with United States generally accepted accounting principles.

1.7 Tender - Any tender of documents or money under this Agreement to be made upon the Parties or their respective counsel and money shall be tendered by wire transfer of immediately available funds to the account specified by that Party.

1.8 Disclosure - The Parties acknowledge that any information, matter, circumstance, agreement, document or other thing disclosed in any Schedule to this

Agreement shall be deemed to be disclosed in every other Schedule for the purposes of the representations and warranties of the Parties.

1.9 Schedules - The Schedules to this Agreement as listed below are an integral part of this Agreement:

     Schedule       Description

     Schedule "A"   Purchased Shares
     Schedule 3.1   Allocation of Travelbyus Shares
     Schedule 5.1   Registrations of the Targets
     Schedule 5.4   Capitalization of the Targets
     Schedule 5.5   Location of Material Assets of the Targets
     Schedule 5.7   SiteRabbit Financial Statements
     Schedule 5.12  Guarantees of the Targets
     Schedule 5.13  Material Suppliers and Customers of the Targets
     Schedule 5.14  Fixed Assets of the Targets
     Schedule 5.17  Governmental Authorizations of the Targets
     Schedule 5.19  Intellectual Property of the Targets
     Schedule 5.20  Equipment Contracts of the Targets
     Schedule 5.21  Real Property of the Targets
     Schedule 5.22  Real Property Leases of the Targets
     Schedule 5.24  Employees of the Targets
     Schedule 5.26  Benefit Plans of the Targets
     Schedule 5.27  Insurance of the Targets
     Schedule 5.28  Material Contracts of the Targets
     Schedule 5.35  Bank Accounts of the Targets
     Schedule 5.37  Non-Arm's Length Transactions
     Schedule 8.7   Liabilities or Obligations of the Targets

                                   ARTICLE 2

                                    CLOSING

2.1 Closing - Subject to the terms and conditions hereof at the Closing Time the Parties shall complete the Transaction. Closing on the Closing Date shall occur at the offices of Cassels Brock & Blackwell LLP or such other place as the Parties may agree.

2.2 Purchase and Sale of the Purchased Shares - Subject to the terms and conditions herein:

     (a) at Closing, the Sellers shall sell, transfer and assign to Travelbyus and Travelbyus shall purchase and accept the assignment of the Purchased Shares, free and clear of any and all Encumbrances; and

     (b) at Closing, the Sellers shall transfer and deliver to Travelbyus share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by irrevocable security transfer powers of attorney duly executed in blank.

                                   ARTICLE 3

                     PURCHASE PRICE AND PAYMENT ADJUSTMENT

3.1 The aggregate purchase price for the Purchased Shares shall be satisfied and paid on Closing by Travelbyus by way of the issuance of 4,000,000 fully paid and non-assessable common shares in the capital of Travelbyus (the "Travelbyus Shares") to the Sellers in the numbers set forth on Schedule 3.1 attached hereto and forming a part hereof. As provided in the LOI, the Deposit shall be retained by SiteRabbit to be used as and by way of working capital.

3.2 Purchase Price Adjustments - Travelbyus agrees that, subject to requisite regulatory and stock exchange approvals, the number of the Travelbyus Shares (from 4,000,000 common shares) shall be adjusted (the "Adjustment") on the earlier of (the "Reference Date"): (i) December 15, 2000; and (ii) the first NASDAQ trading date that is ninety days after the SEC declares effective the Form S-4 registration statement of Aviation (SEC filing number 333-40352). The Travelbyus Shares shall be adjusted if (and only if) the average of the daily per share closing price of the common shares of Travelbyus quoted on NASDAQ for the five trading days prior to and the five trading days after the Reference Date (the "Average Daily Closing Price") is less than US$2.50 per share. Travelbyus will use its best efforts to effect the adjustment within fifteen trading days after the Reference Date and will use its best efforts to ensure that additional common shares in the capital of Travelbyus (the "Additional Shares") are issued to the Sellers pro rata (in accordance with the percentages set forth in Schedule 3.1) so that the aggregate value of the Travelbyus Shares and the Additional Shares, equals US$10 million as at the Reference Date. For greater certainty and without limitation, if as of the Reference Date, the common shares of Travelbyus are not listed and quoted on NASDAQ but are listed and quoted on another foreign stock exchange, then the Average Daily Closing Price shall be calculated by reference to the closing price on such exchange and shall be adjusted for currency exchange rates. Notwithstanding the foregoing, in no event shall Travelbyus be obligated to issue to the Sellers greater than an additional 4,000,000 Additional Shares as part of the Adjustment. If at any time prior to the issuance of the Additional Shares to the Sellers:

     (a) the outstanding Travelbyus Shares are subdivided or are consolidated into a greater or lesser number of Travelbyus Shares, respectively;

     (b) the Travelbyus Shares are reclassified, exchanged for or converted into other shares, securities or property;

     (c)  a stock dividend has been declared and paid on the Travelbyus Shares;

     (d) there has been an amalgamation, merger, consolidation or other reorganization affecting Travelbyus; or

     (e) there has been a transfer of all or substantially all of the undertaking or assets of Travelbyus to another corporation or entity,

(any of such events being referred to in this paragraph 3.2 as a "Change"), then the Sellers, after the effective date of the Change shall be entitled to receive and shall accept and Travelbyus shall deliver in accordance with this Agreement, in lieu of the number of Additional Shares deliverable prior to the effective date, the aggregate number and kind of Additional Shares or other securities or amount of property which the Sellers would have been entitled to as a result of the Change if, on the effective date thereof, the Sellers had been the registered holder of the number of Additional Shares the Sellers would have received had they received the Additional Shares immediately before the effective date of the Change.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Each of the Sellers severally represents and warrants, save and except that; (i) the representations and warranties of the Londons shall be on a joint and several basis with each other; (ii) the representations and warranties of the Hohensteins shall be on a joint and several basis with each other; (iii) the representations and warranties of the Hornsbys shall be on a joint and several basis with each other; (iv) the representations and warranties of the Kavanaughs shall be on a joint and several basis with each other; and (v) the representations and warranties with respect to the Corporate Sellers are not being made by and/or with respect to the Individual Sellers; and acknowledges that Travelbyus is relying on such representations and warranties in entering into this Agreement:

4.1 Incorporation and Registration - Such Corporate Seller is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently conducted.

4.2 Options - Such Seller has not granted an option to any third Person to acquire any of its Purchased Shares.

4.3 Title to Assets - Such Seller (save and except with respect to the Hohensteins, the Hornsbys and the Kavanaughs with respect to their respective joint registrations on their respective share certificates) is the sole registered owner of their Purchased Shares with good and valid title thereto, which will be free and clear of all Encumbrances at the Closing Time.

4.4 Regulatory Approvals - No Governmental Authorization is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement by such Seller.

4.5 Right to Sell - Such Seller (save and except with respect to the Hohensteins, the Hornsbys and the Kavanaughs with respect to their respective joint registrations on their respective share certificates) has the exclusive right to deal with their Purchased Shares as provided in this Agreement. None of the Purchased Shares are subject to any shareholders' agreement, voting trust or voting agreement.

4.6 Enforceability of Obligations - This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation enforceable against such Seller in accordance with its terms, save and except that the enforcement hereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and save and except that equitable remedies such as specific performance and injunction are available only in the discretion of a court of competent jurisdiction.

4.7 Absence of Conflicting Agreements - At the Closing Time, such Seller will not be a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance in respect of the Purchased Shares would be created as a result of the execution, delivery and performance of this Agreement by such Seller or any other agreement to be entered by such Seller under the terms of this Agreement.

4.8 Residence of the Sellers - Such Seller's State of residence is as set forth on page one or two of this Agreement.

4.9 No Litigation - To such Seller's knowledge, there are no outstanding Claims at law or in equity or before any Governmental Authority pending, proposed or threatened which would prevent such Seller from completing the Transaction.

4.10 Bankruptcy - Such Seller has not committed an act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to their creditors generally, has not had any petition for a receiving order in bankruptcy filed against them, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have themselves declared bankrupt or wound up, has not taken any proceeding to have a receiver appointed of any of their assets, has not had any encumbrancer take possession of any of their property and has not had any execution or distress become enforceable or become levied upon any of their property. The Transaction contemplated herein will not result in such Seller becoming insolvent.

4.11 Non-Arm's Length Transactions - Neither such Seller nor any Person not dealing at arm's length with such Seller:

     (a) owns, directly or indirectly, any interest in or is an employee, consultant to or agent of, an entity which is a competitor, lessor, lessee, customer or supplier of the Targets;

     (b) owns, directly or indirectly, any interest in any property or asset of the Targets;

     (c) is a party to any Contract with the Targets, save and except as contemplated by the Employment Agreements; or

     (d)  has any indebtedness, liability or obligation to the Targets,

4.12 United States Offers and Sales of Consideration Shares - Such Seller understands that the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) have not been and will not be registered under the U.S. Securities Act or any state securities laws (the "Blue Sky Laws") and that the sale contemplated hereby is being made in reliance on an exemption from the registration requirements of the U.S. Securities Act and any applicable Blue Sky Laws. Such Seller further understands that the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) may not be offered, sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the U.S. Securities Act or an opinion of counsel suitable to Travelbyus that registration is not required. Such Seller represents that they are an "accredited investor" as that term is defined in Rule 501 of Regulation D under the U.S. Securities Act. Such Seller acknowledges that they have had access to such information concerning Travelbyus as they have considered necessary in connection with their decision to invest in the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) including the information and statements regarding Travelbyus referenced in section 6.8. Such Seller acknowledges that they and/or their advisors have had the opportunity to ask questions and to receive answers from Travelbyus, or a Person or Persons acting on their behalf, regarding Travelbyus and the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and to obtain any additional information so requested that Travelbyus possesses or can acquire without unreasonable expense or effort, that is necessary to verify the accuracy of any other information, and all questions have been answered and all such information has been provided to the full satisfaction of such Seller. Such Seller acknowledges that they have, either alone or with their advisors, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and that they are able to bear the economic risks of such investment. None of such Sellers is purchasing the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or any seminar or meeting whose attendees have been invited by general solicitation or general advertising. Such Seller understands that they may not offer, sell or otherwise transfer any of the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) directly or indirectly, unless: (i) the sale is to Travelbyus; or (ii) the transaction does not require registration under the U.S. Securities Act or any applicable Blue Sky Laws or United States state laws and regulations governing the offer and sale of securities and such Seller has furnished to Travelbyus an opinion of counsel of recognized standing to that effect reasonably satisfactory to Travelbyus. Such Seller understands that Travelbyus is under no obligation to register the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) on their behalf or to assist such Seller in complying with any exemption from registration. Such Seller understands and acknowledges that upon the original issuance of the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and until such time as is no longer required under applicable requirements of the U.S. Securities Act or applicable Blue Sky Laws, all certificates representing the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS (THE "BLUE SKY LAWS"). THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO TRAVELBYUS THAT REGISTRATION IS NOT REQUIRED.

4.13 Brokers - Such Seller has not entered into any Contract that would entitle any Person, on or after the Closing Time to a Claim against Travelbyus or the Targets for any broker's commission, finder's fee, agent's fee, fee for financial intermediary services or any like payment in respect of the Transaction.

4.14 Full Disclosure - None of the representations and warranties of such Seller knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information thereto and to the Business.

4.15 Canadian Legend - Each of the Sellers understands and acknowledges that upon the original issuance of the Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and until such time as is no longer required under applicable requirements of Canadian securities laws, all certificates representing Travelbyus Shares (including for greater certainty and without limitation, the Additional Shares) and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend, provided that the legend shall be removed from such certificate at the request of the holder thereof at any time after December 12, 2000 without the requirement of obtaining an opinion of counsel:

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL DECEMBER 12, 2000, EXCEPT IN ACCORDANCE WITH APPLICABLE CANADIAN SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRADEABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. THIS LEGEND MAY ONLY BE REMOVED UPON THE CORPORATION'S RECEIPT OF A LEGAL OPINION CONFIRMING COMPLIANCE WITH APPLICABLE SECURITIES LEGISLATION.

                                   ARTICLE 5

             REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGETS

The Management Sellers jointly and severally represent and warrant to Travelbyus as follows and acknowledge that Travelbyus is relying on their representations and warranties in entering into this Agreement:

5.1 Incorporation and Registration - Each of the Targets is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its respective property and assets and to carry on its respective business as currently conducted. Neither the nature of its respective business nor the location or character of the respective property owned or leased by either of the Targets requires either Target to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction save and except as provided in Schedule 5.1.

5.2 Absence of Conflicting Agreements - Neither of the Targets is a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement by the Sellers.

5.3 Subsidiaries - Neither of the Targets owns or has any interest in any securities of any other Person, save and except that SiteRabbit owns 100% of the issued and outstanding shares of CVP, free and clear of any and all Encumbrances.

5.4 Capitalization - The authorized capital and the issued capital of each of the Targets is as set forth in Schedule 5.4. All of the outstanding shares in the capital of each of the Targets has been duly and validly issued and are outstanding as fully paid and non-assessable shares of each of the Targets and are all registered as provided in Schedule 5.4. No options, warrants or other rights to purchase shares or other securities of the Targets and no securities or obligations convertible into or exchangeable for shares or other securities of the Targets have been authorized or agreed to be issued or are outstanding and all of such options, warrants or other rights shall be terminated on or before Closing.

5.5 Title to Assets - Each of the Targets is the sole beneficial and (where its interests are registrable) the sole registered owner of its respective assets and interests in assets, real and personal, with good and valid title thereto, free and clear of all Encumbrances. All of the material assets of the Targets are situated in the locations set forth in Schedule 5.5.

5.6 Regulatory Approvals - No Governmental Authorization is required on the part of the Targets in connection with the execution, delivery and performance of this Agreement by the Sellers.

5.7 SiteRabbit Financial Statements - The SiteRabbit Financial Statements attached as Schedule 5.7 have been prepared in accordance with GAAP and present fairly:

          (i) the assets, liabilities and financial position of the Targets as at the date indicated; and

          (ii) the sales, earnings, results of operation and statement of cash flows of the Targets for all of the periods indicated.

5.8 Absence of Undisclosed Liabilities - Since the date of the SiteRabbit Balance Sheet, neither of the Targets has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding other than those which have been incurred in the ordinary course of business, none of which is materially adverse. Neither of the Targets has any liability, obligation to or agreement with any Person not dealing at arm's length with the either of the Targets.

5.9 Absence of Changes or Unusual Transactions - Since the date of the SiteRabbit Balance Sheet, the Targets have each carried on the Business and has conducted operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

     (a) any material change in the financial condition, operations or prospects of the Targets, other than changes in the ordinary course of business, none of which has been materially adverse;

     (b) any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Targets;

     (c) any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the SiteRabbit Balance Sheet or cancellation of any debts or entitlements except in each case in the ordinary course of business;

     (d) any assumption of any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary course of business;

     (e) any discharge or satisfaction of any Encumbrance or payment of any obligation or liability (fixed or contingent) other than liabilities included in the SiteRabbit Balance Sheet and liabilities incurred since the date of the SiteRabbit Balance Sheet in the ordinary course of business;

     (f) any operating loss or any extraordinary loss, waiver or omission to take any action in respect of any rights of substantial value or entering into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Targets;

     (g) any grant of any bonuses, whether monetary or otherwise or the making or announcement of any general wage or salary increase in respect of Employees or any change in the terms of employment of any Employee except in the ordinary course of business, consistent with past practice;

     (h)  the hiring or dismissal of any Employee;

     (i) any Encumbrance on any of the assets or property of the Targets whether tangible or intangible;

     (j) directly or indirectly, any declaration or payment of any dividend or declaration or making of any other payments or distributions on or in respect of any of the shares of the Targets or directly or indirectly the purchase or other acquisition of any of the shares of the Targets; or

     (k) the authorization, agreement or other commitment to do any of the foregoing.

5.10 Reserves and Accruals - There are no reserves or Accrued Liabilities of the Targets not disclosed on or reflected in the SiteRabbit Financial Statements and the Books and Records of the Targets.

5.11 No Joint Venture Interests, etc. - Neither of the Targets is a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and neither of the Targets has any other significant investment interests in any business owned or controlled by any third Person.

5.12 Absence of Guarantees - Save and except as provided in Schedule 5.12, neither of the Targets has given or agreed to give or is a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations of any Person or any other commitment by which the Targets is, or is contingently, responsible for such indebtedness or other obligations.

5.13 Major Suppliers and Customers - Schedule 5.13 sets forth a comprehensive listing of each material supplier of goods and services to and each material customer of the Targets. To the knowledge of the Management Sellers, no material supplier or customer has any intention of changing its relationship or the terms upon which it conducts business with either of the Targets as a result of the Transaction.

5.14 Condition of Assets - The Fixed Assets are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained, reasonable wear and tear excepted. The Fixed Assets listed in Schedule 5.14 are all of the Fixed Assets used to earn income on the SiteRabbit Financial Statements.

5.15 Inventories - All Inventories are valued on the books of the Targets at the lower of out of pocket cost or net recoverable value.

5.16 Collectibility of Accounts Receivable- The Accounts Receivable are bona fide, good and collectible at the aggregate recorded amounts within 120 days of the Closing Date. The Accounts Receivable are not subject to any defence, counterclaim or set off.

5.17 Business in Compliance with Law - The operations of the Targets have been and are now being conducted in compliance with all applicable Laws of each jurisdiction in which either of the Targets carries on or has carried on business and neither of the Targets has received notice of any alleged breach of any such Laws. The Governmental Authorizations set forth in Schedule 5.17 are all authorizations required by either of the Targets to carry on the Business in compliance with applicable Laws. Such Governmental Authorizations are in full force and effect in accordance with their terms and there have been no violations thereof and no proceedings are pending or to the knowledge of the Management Sellers, threatened, which could result in their revocation or limitation.

5.18 Restrictive Covenants - Neither of the Targets is a party to or is bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of either of the Targets to compete in any line of business anywhere in the world, transfer or move any of its respective assets or operations or which materially or adversely affects the business practices, operations or conditions of either of the Targets or the continued operation of the Business after Closing on substantially the same basis as the Business is currently carried on.

5.19 Intellectual Property - Schedule 5.19 sets forth a complete list and brief description of all Intellectual Property which has been registered or for which applications for registration have been filed, including the name of the registered and beneficial owner of such registrations and applications. The Targets (as indicated in Schedule 5.19) each have the exclusive right to use and are the exclusive owners of all right, title and interest in and to the Intellectual Property (with no breaks in the chain of title and free and clear of any Encumbrance of any kind whatsoever). The Intellectual Property which is not owned by either of the Targets is being used by the Targets only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. All such licenses are listed in Schedule 5.19. The Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property. The Management Sellers have no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property nor of any pending or threatened Claim of any nature or kind against the Targets relating to the Intellectual Property. The Management Sellers have no knowledge that the Targets, any activity in which either of the Targets is engaged or any product which either of the Targets uses or sells or any process, method, packaging, advertising or material that either of the Targets employs in the marketing or sale of any such product or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third Person or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another. The Intellectual Property is complete to the extent and under the conditions stated in this Agreement to enable the Targets to carry on the Business. Schedule 5.19 sets forth a complete and correct list and brief description of all Claims, conflicts, breaches, violations, infringements and interferences of the Intellectual Property of which the Management Sellers are aware as well as a complete and correct list and brief description of all judgments, covenants not to sue, permits, grants, licenses and other agreements and arrangements relating to any of the Intellectual Property which bind, obligate or otherwise restrict the Targets.

5.20 Equipment Contracts - Schedule 5.20 sets forth a complete list of all Equipment Contracts together with a description of the equipment and vehicles to which the Equipment Contracts relate. All of the Equipment Contracts are in full force and effect and no default exists on the part of either of the Targets or to the knowledge of the Management Sellers, on the part of any of the other parties thereto. The entire interest of each of the Targets under the Equipment Contracts is held by the Targets free and clear of any Encumbrances and all payments due under the Equipment Contracts have been duly and punctually paid.

5.21 Real Property - Schedule 5.21 contains a description of all Real Property owned, leased or occupied by the Targets. Save and except as set forth in
Schedule 5.21 there are no contracts or other documents registered or unregistered affecting or relating to title of the Real Property. There are no agreements, undertakings or other documents, registered or unregistered, which affect or relate to the title to or ownership of the Real Property. Except as disclosed or provided for in this Agreement, no Person has any right to purchase the Real Property or sublease or otherwise assume or obtain any of the rights of either of the Targets with respect to the Real Property and no Person other than the Targets is using or has any right to use, as tenant, subtenant, licensee or otherwise or is in possession or occupancy of, any part of the Real Property. Neither of the Targets has granted any option, right of first refusal or other contractual rights with respect to the Real Property. Neither of the Targets has entered into any agreement to sell, transfer, encumber or otherwise dispose of or impair its respective right, title and interest in and to the Real Property. Neither of the Targets has received any notification of and the Management Sellers have no knowledge of, any outstanding or incomplete work orders, notices of violation or deficiency notices requiring or recommending work or repairs in respect of any of the buildings, improvements or other structures constructed on the Real Property and the premises subject to the Real Property Leases or any installations therein or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations, fire codes or health and safety regulations. All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Real Property and in all premises subject to the Real Property Leases have been fully paid and no one is entitled to claim a lien under any construction lien legislation in any applicable jurisdiction for such work performed by or on behalf of either of the Targets and the Management Sellers have no knowledge of any proposed or pending change to any zoning affecting the Real Property. The Management Sellers have no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Real Property. There are no matters affecting the right, title and interest of either of the Targets in and to the Real Property, which in the aggregate or individually, would materially and adversely affect the ability of each of the Targets to carry on business upon the Real Property.

5.22 Real Property Leases - Schedule 5.22 sets forth a complete list of the Real Property Leases. Each of the Real Property Leases is in full force and effect and is enforceable against the landlord thereunder. All interests held by either of the Targets as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever. There are no consents necessary as a result of the completion of the Transaction save and except as set forth in Schedule 5.22. All payments required to be made by the Targets pursuant to the Real Property Leases have been duly paid and neither of the Targets is otherwise in default in meeting its respective obligations under any of the Real Property Leases. The Management Sellers have no knowledge that any of the landlords under each of the Real Property Leases are in default in meeting any of the material obligations under their respective Real Property Leases. Except as detailed on Schedule 5.22, neither of the Targets has any option, right of first refusal or other contractual right relating to the Real Property. To the knowledge of the Management Sellers, no event exists which, but for the lapse of time or the giving of notice, or both, would constitute default under any such option, right of first refusal or other contractual right and to the knowledge of the Management Sellers, no Person is claiming any such material default or taking any action purportedly based upon any default. To the knowledge of the Management Sellers, no event exists which, but for the passing of time or the giving of notice or both, would constitute a default by any party to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default. Neither of the Targets has waived or omitted to take any action in respect of any substantial rights under any of the Real Property Leases.

5.23 Environmental Matters - All operations of the Targets conducted on the Real Property or any other property now or formerly under its respective charge, management, operation or control have been and are now, in compliance with all Environmental Laws. All Environmental Approvals required to be held by the Targets have been obtained, are valid and in full force and effect, have been and are being complied with and there have been and are no proceedings commenced or to the knowledge of the Management Sellers, threatened to revoke or amend any Environmental Approvals. Neither the Targets nor any of their respective operations has been or is now the subject of any Remedial Order nor do the Management Sellers have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor do the Management Sellers have knowledge of any circumstances which could result in the issuance of any such Remedial Order. Neither of the Targets has ever been prosecuted for or convicted of any offence under Environmental Laws nor has either of the Targets been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or the breach of any Environmental Law and to the knowledge of the Management Sellers, there is no basis for any such proceeding.

5.24 Employment Matters - Schedule 5.24 sets forth a complete list of all Employees together with the titles and material terms of employment, including current wages, salaries or hourly rate of pay of and bonus (whether monetary or otherwise) paid (including the date of payment if paid since June 30, 2000) or payable to each Employee, the date upon which such wage, salary, rate or bonus became effective and the date upon which each such Employee was first hired by either of the Targets. Except as disclosed in Schedule 5.24 no Employee is on long-term disability leave, extended absence or is receiving workers' compensation. Save and except as contemplated by the Employment Agreements and as set out in Schedule 5.24 there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. Except as set out in Schedule 5.24, there are no employment policies or plans including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated which are binding upon the Targets. The Targets have been and are being operated in full compliance with all Laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. There have been no complaints under such Laws against either of the Targets. There are no complaints nor to the knowledge of the Management Sellers, are there any threatened complaints, against either of the Targets before any employment standards branch or tribunal or human rights tribunal. To the knowledge of the Management Sellers, nothing has occurred which might lead to a complaint against either of the Targets under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under employment standards legislation which place any obligation upon either of the Targets to do or refrain from doing any act. Neither of the Targets has been subject to any experience-rating surcharge over the past five years. All amounts owing in respect of salary, wages, bonus or benefits, have been paid or accrued for on the Books and Records of the Targets.

5.25 No Collective Agreements - Neither of the Targets is a party, either directly or by operation of law, to any Collective Agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of its Employees or any independent contractors of either of the Targets. There are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees or independent contractors of the Targets and there have not been any such proceedings within the last two years. There are no threatened or apparent union organizing activities involving the Employees or independent contractors of either of the Targets. There is no strike or lock-out occurring or threatened which affects or would affect either of the Targets. Neither of the Targets has any unresolved grievances or pending arbitration cases outstanding. Neither of the Targets has any serious labour problems that might materially affect the value of the Targets or that might lead to an interruption of the Business.

5.26 Benefit Plans - Schedule 5.26 sets forth a complete list of all Benefit Plans. Current and complete copies of all written Benefit Plans or where oral, written summaries of the material terms thereof, have been provided or made available to Travelbyus together with current and complete copies of all documents relating to the Benefit Plans, including without limitation, as applicable; (i) all documents establishing, creating or amending any Benefit Plan; (ii) all trust agreements, funding agreements, insurance contracts and investment management agreements; (iii) all financial statements and accounting statements and reports and investment reports for each of the last three years and where actuarial reports are prepared in relation to a Benefit Plan, the two most recent actuarial reports in relation to each such Benefit Plan; (iv) all reports, returns, filings and material correspondence with any applicable regulatory authority in the last three years; and (v) all booklets, summaries or manuals prepared for or circulated to and written communications of a general nature to Employees concerning any Benefit Plan. Each Benefit Plan is, and has been, established, registered, qualified and administered and invested in compliance with; (i) the terms thereof; and (ii) all applicable Laws. Neither of the Targets has received, in the last three years, notice from any Person questioning or challenging such compliance and the Management Sellers have no knowledge of any such notice from any Person questioning or challenging such compliance beyond the last three years. All obligations under the Benefit Plans (whether pursuant to the terms thereof or applicable Laws) have been satisfied and there are no outstanding defaults or violations thereunder by each of the Targets nor do the Management Sellers have any knowledge of any default or violation by any other party to any Benefit Plan. There have been no amendments, modifications or restatements of any Benefit Plan made or any improvements in benefits promised under the Benefit Plans that have not been disclosed to Travelbyus. All contributions or premiums required to be paid to or in respect of each Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable Laws. No Taxes, penalties or fees are owing or exigible under any Benefit Plan. There is no Claim pending or threatened involving any Benefit Plan or its assets and no facts exist which could reasonably be expected to give rise to any such Claim. No event has occurred respecting any Benefit Plan which would entitle any Person (without the consent of either of the Targets) to wind-up or terminate any Benefit Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof or require any penalty taxes to be paid under any applicable laws. There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Benefit Plans. No material changes have occurred in respect of any Benefit Plan since the date of the most recent financial or accounting report issued in connection with any Benefit Plan which could reasonably be expected to adversely affect the report (including rendering it misleading in any material respect). All employer contribution or premium holidays that have been taken under any Benefit Plan have been permitted by the terms of the relevant Benefit Plan and have been in accordance with applicable Laws. There have been no improper withdrawals or transfers of assets from any Benefit Plan. All employee data necessary to administer each Benefit Plan is in the possession of the Targets and is complete, correct and in a form which is sufficient for the proper administration of the Benefit Plans and none of the Benefit Plans provide benefits to retired Employees or to the beneficiaries or dependants of retired Employees. None of the Benefit Plans require or permit a retroactive increase in premiums or payments and the level of insurance reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims. The consummation of the Transaction shall not constitute an event under any Benefit Plan that shall or may result; (i) in any acceleration of, or vesting of, or increase in benefits with respect to any Employee or former Employee; or (ii) in any acceleration of or increase in the funding requirements of any Benefit Plan.

5.27 Insurance - Each of the Targets maintains such policies of insurance, issued by responsible insurers, as are appropriate to its respective operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and neither of the Targets is in default as to the payment of premiums or otherwise under the terms of any such policy. Schedule 5.27 sets forth a complete list of all policies of insurance which either of the Targets maintains and the particulars of such policies including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

5.28 Contracts - Except for the Material Contracts listed in Schedule 5.28, neither of the Targets is a party to or bound by any Material Contract. The Material Contracts listed in Schedule 5.28 are all in full force and effect, unamended and no default exists under such Material Contracts on the part of any of the parties to such Contracts. Except as noted on Schedule 5.28 none of the Material Contracts include provisions requiring consent to a change of control of the Targets. Current and complete copies of the Material Contracts have been delivered to Travelbyus. There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy.

5.29 Litigation - There is no Claim, including appeals and applications for review, in progress, or, to the knowledge of the Management Sellers, pending or threatened against or relating to either of the Targets before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel.

5.30 Tax Matters - Each of the Targets has filed on a timely basis (within the time and manner required by law including any extensions of time to file) all federal and state income Tax Returns and election forms and the Tax Returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects. As of Closing, the Targets will have paid all Taxes (including for greater certainty and without limitation, all federal, state and local taxes, assessments and reassessments or other imposts in respect of its respective income, business, assets or property) and all interest and penalties thereon, for all previous years and all required quarterly installments based on quarterly installment requirements for prior fiscal years, due for the current fiscal year have been paid for which tax returns are not yet required to be filed. As of the Closing Date, the Targets will have provided adequate reserves, if any, for all Taxes for the period ended June 30, 2000. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any Tax, governmental charge or deficiency by the Targets nor are there any examination, actions, suits, proceedings, investigations or claims now threatened or pending against the Targets in respect of, or discussions under way with any governmental authority relating to, any such Tax or governmental charge or deficiency.

Neither of the Targets has:

(i) acquired or had the use of any property from a Person with whom either of the Targets was not dealing at arm's length other than at fair market value;

(ii) disposed of any property to a Person with whom either of the Targets was not dealing at arm's length for proceeds less than the fair market value thereof; or

(iii) discontinued carrying on any business in respect of which non-capital losses were incurred and any non-capital losses which either of the Targets has are not losses from property or business investment losses.

There are no contingent tax liabilities for the period ended June 30, 2000 and prior fiscal periods nor any grounds which would prompt a reassessment except and excluding any contingent tax liabilities that relate to or result from this transaction. The schedules attached to the corporate income tax returns by each of the Targets for its respective taxation years ended June 30, 1998 and 1999, reflect and disclose all transactions to which each of the Targets was a party that are required to be disclosed by applicable revenue laws and all such transactions are reflected or disclosed in such financial statements and schedules and such corporate income tax returns and schedules have been duly and accurately completed as required by such Acts.

5.31 Books and Records - All Books and Records of the Targets have been delivered or made available to Travelbyus. The Books and Records of the Targets fairly and correctly set out and disclose in all material respects the financial position of the Targets and all financial transactions of the Targets have been accurately recorded in the Books and Records of the Targets.

5.32 Corporate Records and Minute Book - The corporate records and minute books of the Targets have been delivered or made available to Travelbyus. The articles and by-laws of the Targets are in full force and effect and no amendments have been made to the same. The minute books, including the articles and by-laws of the Targets include complete and accurate minutes of all meetings of the directors or shareholders of the Targets, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of incorporation of the Targets. The share certificate book, register of shareholders, register of transfers and register of directors of the Targets, are complete and accurate.

5.33 Trade Allowances - No customers of either of the Targets are entitled to or customarily receive discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer.

5.34 Location of the Assets - All of the assets of each of the Targets are located on the Real Property.

5.35 Bank Accounts, etc - Schedule 5.35 sets forth a complete list of every financial institution in which either of the Targets maintains any depository account, trust account or safety deposit box and the names of all Persons authorized to draw on or who have access to such accounts or safety deposit box.

5.36 Judgments and Executions and Insolvency Proceedings - There are no judgments or executions against either of the Targets which are outstanding and unsatisfied. Neither of the Targets has made any assignment for the benefit of creditors nor has any receiving order been made against the Targets under the provisions of any applicable bankruptcy or insolvency legislation nor has any petition for such an order been served upon either of the Targets.

5.37 Non-Arm's Length Transactions - Since June 30, 2000, neither of the
Targets has made any payment or loan to or borrowed any money from or is otherwise indebted to, any officer, director, Employee, shareholder or any other Person not dealing at arm's length with either of the Targets except as disclosed in the SiteRabbit Financial Statements and Schedule 5.37 and except for usual Employee reimbursements and compensation paid in the ordinary and normal course of the Business. Neither of the Targets is a party to any Contract with any officer, director, Employee, shareholder or any other Person not dealing at arm's length with either of the Targets. No officer, director or shareholder of either of the Targets and no entity which is an Affiliate or Associate of one or more of such individuals; (i) owns, directly or indirectly, any interest in (except for shares representing less than one percent of the outstanding shares of any class or series of any publicly traded company) or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or the Targets or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Targets; (ii) owns, directly or indirectly, in whole or in part, any property that either of the Targets uses in the operation of the Business; or (iii) has any Claim whatsoever against or owes any amount to either of the Targets in connection with the Business, except for any liabilities reflected in the SiteRabbit

Financial Statements and claims in the ordinary and normal course of business such as for accrued vacation pay and accrued benefits for Employees.

5.38 Year 2000 Readiness - To the knowledge of the Management Sellers, the software currently utilized by each of the Targets in its respective operation and the software developed by or on behalf of the Targets and supplied to clients of the Targets; (i) will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century; (ii) the software currently utilized for the operation of the Business requires that all Date Data (whether received from user, systems applications or other sources) include an indication of century in each instance. All date output and results, in any form, shall include an indication of century in each instance; and (iii) will recognize the year 2000 as a leap year. When used in this paragraph, the term "Date Data" shall mean any data or input which includes an indication of or reference to date. To the knowledge of the Management Sellers, the software currently utilized by either of the Targets in its respective operation and developed by or on behalf of the Targets and or otherwise supplied to clients of the Targets does not contain any routines or devices introduced by the Targets or to the knowledge of the Management Sellers introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

5.39 UCC Searches - For the purposes of permitting Travelbyus to perform searches of the Uniform Commercial Code (the "UCC") records; (i) neither of the Targets has conducted business under any name other than SiteRabbit.com Inc., Corporate Cruise Events, Inc., Cruise Vacations Direct, Inc., Cruise Vacation Partners, Inc. and/or Cruise Vacation Professional, Inc. within the last five years; (ii) the chief executive office or principal place of business of the Targets is and has at all times within the last five years been located in San Diego, California; and (iii) neither of the Targets owns any personal property, as such term is defined in the applicable UCC that is located in any jurisdiction other than the jurisdictions described in (ii) hereof.

5.40 Ownership of Property - Neither of the Targets owns any titled motor vehicles, vessels, aircraft, trademarks, copyrights, patents, railcars or other similar types or items of property that have a recordation system for liens against such property other than the recordation system set forth in the applicable UCC. Neither of the Targets is a party to any contracts with the United States Government or any division thereof.

5.41 Full Disclosure - The Management Sellers have made available to Travelbyus all information including the financial, marketing, sales and operational information on a historic basis relating to the Targets which would be material to a purchaser of the Purchased Shares. All information, which has been provided to Travelbyus is true and correct in all material respects and does not contain any untrue statement of a material fact and no material fact or facts have been omitted therefrom which would make such information misleading. The Management Sellers do not have knowledge of any facts nor are there are any facts that should be reasonably known to the Management Sellers relating to the Purchased Shares or the Business not disclosed in this Agreement which might be reasonably expected to diminish the appreciation of the worth or profitability of the Business which if known by Travelbyus, might be reasonably expected to deter Travelbyus from completing the Transaction.

                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF TRAVELBYUS

Travelbyus represents and warrants to the Sellers as follows and acknowledges that the Sellers are relying on the representations and warranties of Travelbyus in entering into this Agreement:

6.1 Incorporation and Registration - Travelbyus is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets, to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement.

6.2 Enforceability of Obligations - This Agreement has been duly executed and delivered by Travelbyus and constitutes a valid and binding obligation of Travelbyus enforceable against Travelbyus in accordance with its terms, save and except that the enforcement hereof may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and save and except that equitable remedies, such as specific performance and injunction are available only in the discretion of a court of competent jurisdiction.

6.3 Absence of Conflicting Agreements - Travelbyus is not a party to, bound or affected by or subject to any Contract or Law which would be violated, contravened, breached by or under which default would occur or an Encumbrance would be created as a result of the execution, delivery and performance of this Agreement or any other agreement to be entered into under the terms of this Agreement.

6.4 No Litigation - There are no outstanding Claims at law or in equity or before any Governmental Authority pending or to the knowledge of Travelbyus, proposed or threatened, which would prevent Travelbyus from completing the Transaction.

6.5 Purchased Shares - The Travelbyus Shares (and if applicable, the Additional Shares) form part of a class of shares that are listed and posted for trading on the TSE and the WSE and upon issuance will be duly and validly issued and outstanding as fully paid and non-assessable common shares without nominal or par value.

6.6 Regulatory Approvals - Save and except for the approval of the TSE and the WSE, no Governmental Authorization is required on the part of Travelbyus in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

6.7 Reporting Issuer Status- Travelbyus is a "reporting issuer" within the meaning of the Securities Act (Alberta), (British Columbia), (Saskatchewan), (Manitoba), (Ontario) and (Quebec) and is not in default of any requirement of applicable Laws and no material change relating to Travelbyus has occurred with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis. No securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of Travelbyus or prohibiting the issue and sale of the common shares in the capital of Travelbyus and to the knowledge of Travelbyus no such proceedings for such purposes are pending or threatened.

6.8 Fully Disclosed Information - The information and statements with respect to Travelbyus set forth in the Form S-4 registration statement of Aviation (SEC filing number 333-40352) and all information filed with the securities commissions of the provinces of Alberta, British Columbia, Saskatchewan, Manitoba, Ontario and Quebec and the TSE and the WSE is in compliance or intended compliance with applicable Laws, were true, correct and complete and did not contain any misrepresentations as of the date of such information or statement.

                                   ARTICLE 7

                              NON-WAIVER; SURVIVAL

7.1 Non-Waiver - No investigations made by or on behalf of Travelbyus or the Sellers at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Sellers or Travelbyus in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.2 Nature and Survival- All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares, except that:

     (i) any claim for intentional misrepresentation or fraud may be brought at any time;

     (ii) the representations and warranties set out in sections 4.1, 4.2, 4.3, 4.5 and 4.6 shall survive and continue in full force and effect without limitation of time;

     (iii) representations and warranties concerning Tax matters shall survive for a period of 90 days after the relevant authorities shall no longer be entitled to assess liability for Tax against the Targets for any particular taxation year ended on or prior to the Closing Date; and

     (iv) all other representations and warranties shall survive for a period of two years from the Closing Date.

7.3 Timing of Survival - For the purposes of section 7.3 relating to the survival of representations, warrants and covenants contained in this Agreement, a claim for breach of a representation, warranty or covenant shall be deemed to have been properly brought if notice of the asserted claim shall have been delivered to the Sellers or Travelbyus, as the case may be, prior to the last day for survival for such representation, warranty or covenant.

                                   ARTICLE 8

                        TRAVELBYUS CONDITIONS PRECEDENT

The obligation of Travelbyus to complete the Transaction shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Travelbyus and may be waived by Travelbyus in whole or in part):

8.1 Truth and Accuracy of the Sellers' and Management Sellers' Representations and Warranties at the Closing Time - All of the Sellers' and Management Sellers' representations and warranties made in or pursuant to this Agreement shall be true and correct as at the Closing Time.

8.2 Performance of Obligations - The Sellers shall have performed or complied with, in all respects, their obligations, covenants and agreements under this Agreement.

8.3 Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the Transaction under this Agreement and all actions and proceedings taken on or prior to Closing in connection with the performance by the Sellers of their obligations under this Agreement, shall be satisfactory to Travelbyus, acting reasonably and Travelbyus shall have received copies of all such documentation or other evidence as Travelbyus may reasonably request in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to Travelbyus, acting reasonably.

8.4 Opinion of Counsel for the Targets - Travelbyus shall have received an opinion dated the Closing Date from counsel to the Targets, on terms and conditions satisfactory to Travelbyus and its counsel.

8.5 Releases - All resigning directors and officers of each of the Targets shall have executed full and final releases, in form and content satisfactory to Travelbyus.

8.6 Employment Agreements - The Employment Agreements shall have been executed by all parties thereto, on terms and conditions satisfactory to Travelbyus.

8.7 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authorities) required in connection with the completion of the Transaction, the execution of this Agreement,

Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before Closing.

8.8 No Injunction - There shall be no injunction or restraining order issued preventing and no pending or threatened Claim, judicial or administrative or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the Transaction or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

8.9 ProSoft - Travelbyus shall have purchased contemporaneously all of the shares of ProSoft.

8.10 Promissory Note. J. Michael London shall have executed and delivered a promissory note in the amount of US$71,000 to and in favour of Travelbyus.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, Travelbyus may terminate this Agreement by notice in writing to the Sellers, in which event Travelbyus is released from all obligations under this Agreement and unless Travelbyus can show that the condition relied upon could reasonably have been performed by the Sellers, the Sellers are also released from all obligations under this Agreement. Travelbyus may waive compliance with any condition in whole or in part if it sees fit to do so without prejudice to its rights of termination in the event of non-fulfillment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 9

                         SELLERS' CONDITIONS PRECEDENT

The obligation of the Sellers to complete the Transaction under this Agreement shall be subject to the satisfaction of or compliance with, at or before Closing, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Sellers and may be waived by the Sellers in whole or in part).


9.1 Truth and Accuracy of Travelbyus' Representations and Warranties at Closing Time - All of the representations and warranties of Travelbyus made in or pursuant to this Agreement shall be true and correct as at Closing.

9.2 Performance of Obligations - Travelbyus shall have performed or complied with, in all respects, all of its obligations, covenants and agreement under this Agreement.

9.3 Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the Transaction and the issuance of the Travelbyus Shares (and if applicable, the Additional Shares) and all actions and proceedings taken on or prior to Closing in connection with the performance by Travelbyus of the obligations of Travelbyus under this Agreement, shall be satisfactory to the Sellers, acting reasonably and the Sellers shall have received copies of all such documentation or other evidence as the Sellers may reasonably require in order to establish the consummation of the Transaction and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Sellers, acting reasonably.

9.4 Opinion of Counsel for Travelbyus - The Sellers shall have received an opinion dated the Closing Date from counsel to Travelbyus with respect to Travelbyus, on terms and conditions satisfactory to the Sellers and their respective counsel.

9.5 Employment Agreements - The Employment Agreements shall have been executed by all parties thereto, on terms and conditions satisfactory to the parties thereto.

9.6 Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such Governmental Authority) required in connection with the completion of the Transaction, the execution of this Agreement, Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before Closing.

If any of the foregoing conditions in this Article have not been fulfilled by Closing, the Sellers may terminate this Agreement by notice in writing to Travelbyus in which event the Sellers are released from all obligations under this Agreement and unless the Sellers can show that the condition relied upon could reasonably have been performed by Travelbyus, Travelbyus is also released from all obligations under this Agreement. The Sellers may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfilment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                   ARTICLE 10

                                INDEMNIFICATION

10.1 Indemnification by the Management Sellers - The Management Sellers agree to indemnify and save harmless Travelbyus without duplication on an after-tax basis from and against all losses suffered or incurred by Travelbyus from and after Closing as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by the Management Sellers of or any inaccuracy of any of the representations and warranties of the Management Sellers set out in
         Article 4 of this Agreement, on a several basis as set out in Article 4 of this Agreement;

     (b) any breach by the Management Sellers of or any inaccuracy of any of the representations and warranties of the Management Sellers set out in
         Article 5 of this Agreement, on a joint and several basis as set out in
         Article 5 of this Agreement;

     (c) any breach or non-performance by the Management Sellers of any covenants to be performed by the Management Sellers under this Agreement; and

     (d) except to the extent Taxes are reserved for on the SiteRabbit Financial Statements, (i) for any and all Taxes with respect to all taxation years of the Targets ending on or prior to June 30, 2000, except and excluding any and all Taxes that may arise from or result from the Transaction; (ii) all Taxes allocated to the Management Sellers pursuant hereto; and (iii) any losses or expenses with respect to all taxation years of the Targets ending on or prior to June 30, 2000, arising out of or incidental to the imposition, assessment or assertion of any such Taxes, including those incurred in connection with the assertion or defense of any claim or assessment for such Taxes except and excluding any and all Taxes that may arise from or result from the Transaction (collectively, the "Other Amounts"). For greater certainty and without limitation, each of Travelbyus and the Management Sellers shall prepare or cause to be prepared in a manner consistent with past practice and shall file or cause to be filed, all Tax Returns of the Targets with respect to periods ending on or before the Closing Date. Tax Returns shall be subject to review and approval by Travelbyus. Tax Returns shall be delivered to Travelbyus at least 30 days prior to the due date for approval. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Targets or otherwise asserts a claim, makes an assessment or disputes the amounts of Taxes for a tax year ending on or prior to June 30, 2000 (which the Management Sellers are or may be liable for under this Agreement), Travelbyus shall promptly inform the Management Sellers and the Management Sellers shall have the right to control, at their own cost and expense any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Management Sellers are liable under this Agreement. For greater certainty and without limitation, each of Travelbyus and the Management Sellers shall provide the other Party with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes and each will retain and provide the other Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination.

10.2 Indemnification by Sellers - The Sellers agree to indemnify and save harmless Travelbyus without duplication on an after-tax basis from and against all losses suffered or incurred by Travelbyus from and after Closing as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by the Sellers of or any inaccuracy of any of the representations and warranties of the Sellers set out in Article 4 of this Agreement, on a several basis as set out in Article 4 of this Agreement; and

     (b) any breach or non-performance by the Sellers of any covenants to be performed by the Sellers under this Agreement.

10.3 Indemnification Limitations - Sellers will have liability (for indemnification or otherwise) for any losses suffered or incurred by Travelbyus from and after Closing with respect to the matters described in this Section 10 only for an amount up to the closing price of the Travelbyus Shares on the Closing Date. Each of the Sellers will have liability only for his, her or its pro-rata amount of Travelbyus Shares received on the Closing Date.

10.4 Indemnification by Travelbyus - Travelbyus agrees to indemnify and save harmless the Sellers on an after-tax basis from and against all losses suffered or incurred by the Sellers from and after Closing as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by Travelbyus of or any inaccuracy of any of the representations and warranties of Travelbyus set out in Article 6 of this Agreement; and

     (b) any breach or non-performance by Travelbyus of any covenants to be performed by Travelbyus under this Agreement.

10.5 Notification of and Participation in Claims - No claim for indemnification shall arise until notice thereof is given to the Sellers or Travelbyus, as the case may be. Such notice shall be sent within a reasonable time following the determination by Travelbyus or the Sellers, as applicable, that a claim for indemnity exists. If any legal proceedings shall be instituted or any claim or demand is asserted by any third Person in respect of which the Sellers or Travelbyus, as applicable, may have an obligation to indemnify Travelbyus or the Sellers, as the case may be, Travelbyus or the Sellers, as the case may be, shall give or cause to be given to the Sellers or Travelbyus, as the case may be, written notice thereof and such Party shall have the right, at its option and expense, to be present at the defence of such proceedings, claim or demand, but not to control the defence, negotiation or settlement thereof, which control shall at all times rest with Travelbyus or the Sellers, as the case may be, unless the Sellers or Travelbyus, as the case may be, irrevocably acknowledges full and complete responsibility for indemnification of Travelbyus or the Sellers, as the case may be, in which case the Sellers or Travelbyus, as the case may be, may assume such control through counsel of their respective choice provided however that no settlement shall be entered into without Travelbyus' written consent or the Sellers' written consent, as the case may be, which shall not be unreasonably withheld. The Parties shall co-operate fully with each other in connection with the defence, negotiation or settlement of any such third Person legal proceeding, claim or demand.

                                   ARTICLE 11

                 NON-COMPETITION AND NON-SOLICITATION COVENANTS

11.1 Non-Solicitation Covenant.  In addition to and notwithstanding the
     -------------------------
provisions of the applicable Employment Agreements, the Sellers do hereby severally covenant and agree with Travelbyus and the Targets (save and except that (i) the covenants and agreements of the Londons shall be on a joint and several basis with each other; (ii) the covenants and agreements of the Hohensteins shall be on a joint and several basis with each other; (iii) the covenants and agreements of the Hornsbys shall be on a joint and several basis with each other; and (iv) the covenants and agreements of the Kavanaughs shall be on a joint and several basis with each other) and that they shall not, during the term of the applicable Employment Agreement and for a period ending one year following the termination thereof (with respect to J. Michael London) and, with respect to each of the other Sellers, they shall not for a period ending two years:

     (a) directly or indirectly solicit, interfere with or endeavour to direct or entice away from either of the Targets, any person, firm or company who is or has within the preceding year been a customer, client or otherwise in the habit of dealing with either of the Targets; or

     (b) interfere with, entice away or otherwise attempt to induce the termination of employment of any employee of either of the Targets.

11.2 Non-Competition Covenant.  The Sellers do hereby severally covenant and
     ------------------------
agree with Travelbyus (save and except that (i) the covenants and agreements of the Londons shall be on a joint and several basis with each other; (ii) the covenants and agreements of the Hohensteins shall be on a joint and several basis with each other; (iii) the covenants and agreements of the Hornsbys shall be on a joint and several basis with each other; and (iv) the covenants and agreements of the Kavanaughs shall be on a joint and several basis with each other) and the Targets that they will not (without the prior written consent of Travelbyus and/or the Targets) directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant or in any other manner whatsoever during the term of the applicable Employment Agreement and for a period ending one year after the termination of the applicable Employment Agreement (with respect to J. Michael London) and for a period ending two years with respect to each of the other Sellers, carry on or be engaged in any business within two years which is competitive with the Business or any other business then carried on by the Targets (a "Competitive Business") or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit their name or any part thereof to be used by any person, persons, firm, association, syndicate, company or corporation engaged or concerned with or interested in a Competitive Business.

Notwithstanding the foregoing provisions, the Sellers may invest in stocks, bonds or other securities in any Competitive Business (but without participating in such Competitive Business) if:

     (a) the stocks, bonds or other securities of the Competitive Business are listed on any national or regional securities exchange or are publicly traded over the counter;

     (b) their investment in the Competitive Business does not exceed, in the case of any class of capital stock, five percent of the issued and outstanding shares or in the case of bonds or other securities, five percent of the aggregate principal amount thereof issued and outstanding; and

     (c) such investment would not prevent, directly or indirectly, the transaction of business by the Targets with any federal, state or provincial government of Canada or the United States of America or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

11.3 Injunctive Relief.  The Sellers acknowledge and agree that the agreements
     -----------------
and covenants in this Article 11 are essential to the transactions contemplated in this Agreement and further to protect the business and goodwill of the Targets and that a breach by the Sellers of the covenants in this Article 11 could result in irreparable loss to the Targets which could not be adequately compensated for in damages and that Travelbyus may have no adequate remedy at law if the Sellers breach such provisions. Consequently, if the Sellers breach any of such provisions, in addition to and not in lieu of, any other rights and remedies available to Travelbyus under any law or in equity, Travelbyus shall have the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such provisions specifically enforced by any court of competent jurisdiction.

                                   ARTICLE 12

                                    GENERAL

12.1 Public Notices - All public notices to third Persons and all other publicity concerning the Transaction shall be jointly planned and coordinated by the Sellers and Travelbyus and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

12.2 Expenses - Each of the Parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the Transaction and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred by the Party including any fees and expenses of any broker or investment advisor in connection with the Transaction, except that Target shall pay all of the legal, accounting and other advisory fees of Sellers, to a maximum of $25,000, exclusive of audit fees which shall be paid by Target following Closing.

12.3 Notices - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

     (a)  to the Sellers at:            433 G Street, 3rd Floor
                                        San Diego, California  92101

          Attention:                    J. Michael London
          Fax No.:                      (619) 231-0024

          with a copy to:               Foley & Ladner
                                        402 West Broadway, Suite 2300
                                        San Diego, California 92101

          Attention:                    Joseph Lesko
          Fax No.:                      (619) 234-3510

     (b)  to Travelbyus at:             204 - 3237 King George Hwy.
                                        South Surrey, British Columbia
                                        V4P 1B7

          Attention:                    Bill Kerby
          Fax No.:                      (604) 541-2400

          with a copy to:               Cassels Brock & Blackwell LLP
                                        Scotia Plaza, Suite 2100
                                        40 King Street West
                                        Toronto, Ontario
                                        M5H 3C2

          Attention:                    John H. Craig
          Fax No.:                      (416) 360-8877

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

12.4 Assignment - Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall enure to the benefit of and shall be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

12.5 Further Assurances - The Parties shall, with reasonable diligence, do all such acts and things and shall provide all such reasonable assurances as may be required to consummate the Transaction and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

12.6 Counterparts and Facsimile - This Agreement may be executed by the Parties in separate counterparts and by facsimile each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

                              TRAVELBYUS.COM LTD.


                              Per:  /s/ Bill Kerby
                                  ---------------------------


SIGNED, SEALED AND DELIVERED )
   in the presence of:       )
                             )
                             )      /s/  J. Michael London
---------------------------- )     --------------------------
          Witness            )         J. MICHAEL LONDON
                             )
                             )      /s/  Sheila London
---------------------------- )     --------------------------
          Witness            )           SHEILA LONDON
                             )
/s/ Deborah A. Krych         )      /s/  David Krych
---------------------------- )     --------------------------
          Witness            )             DAVID KRYCH
                             )
                             )      /s/  Walter Grant
---------------------------- )     --------------------------
          Witness            )             WALTER GRANT
                             )

                             )     /s/ Robert P. Hohenstein
---------------------------- )     --------------------------
          Witness            )        ROBERT P. HOHENSTEIN
                             )
                             )     /s/ Theresa M. Hohenstein
---------------------------- )     --------------------------
          Witness            )       THERESA M. HOHENSTEIN
                             )
                             )     /s/ Dan E. Hornsby
---------------------------- )     --------------------------
          Witness            )           DAN E. HORNSBY
                             )
                             )     /s/ Kay Hornsby
---------------------------- )     --------------------------
          Witness            )              KAY HORNSBY
                             )
                             )     /s/ Kenneth M. Kavanaugh
---------------------------- )     --------------------------
          Witness            )        KENNETH M. KAVANAUGH
                             )
                             )     /s/ Lori A. Kavanaugh
---------------------------- )     --------------------------
          Witness            )          LORI A. KAVANAUGH
                             )
                             )     /s/ Rosilyn Mancinelli
---------------------------- )     --------------------------
          Witness            )         ROSILYN MANCINELLI
                             )
                             )      /s/ Christoper E. McAteer
---------------------------- )     --------------------------
          Witness            )       CHRISTOPHER E. McATEER
                             )
  /s/ Joseph Lesko           )      /s/ Joseph Lesko
---------------------------- )     --------------------------
          Witness            )           JOSEPH LESKO
                             )
                             )      /s/ Michael Gibbore
----------------------------       --------------------------
          Witness                       Michael Gibbore

                             PROSOFT CORPORATION

                             Per:  /s/ Gary Saner
                                  ----------------------------

                             AMBRAW ASPHALT MATERIALS, INC.

                             Per: /s/ [ILLEGIBLE]^^
                                 ----------------------------

                             KRYCH MANAGEMENT SERVICES, LLC.

                             Per: /s/ David Krych
                                 ----------------------------